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                                                                    EXHIBIT 23.3



                         CONSENT of INDEPENDENT AUDITORS


We consent to the use in this Registration Statement of SVI Solutions, Inc. on Form S-1 of our report dated May 30, 2002 (except for paragraphs 2, 3, and 6 of
Note 8, as to which the date is May 8, 2003), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 30, 2002 (except for paragraphs 2, 3, and 6 of Note 8, as to which the date is May 8, 2003), relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts."

/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


Los Angeles, California
May 8, 2003